Exhibit 99.2

Hebei Changjun Law Office

No. 26 Huai’an East Road, Shijiazhuang,Hebei, China

TO:SOS LIMITED

Building 6, East Seaview Park, 298 Haijing Road,

Yinzhu Street West Coast New District, Qingdao,

Shandong Province 266400

People’s Republic of China

March 7 , 2024

Re: PRC Legal Opinion for Certain Legal Matters of the Public Offering of SOS LIMITED

We are acting as the People’s Republic of China (the “PRC,” which for the purpose of this legal opinion, does not include Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) legal adviser to SOS LIMITED (the “Company”), in connection with the Company’s initial public offering and sale of a certain number of ordinary shares with a par value of US$0.0001 per share (the “Ordinary Shares”) pursuant to the Company’s registration statement on Form F- 1, including all amendments and supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Offering”).

We are licensed lawyers in the PRC and are authorized by the Ministry of Justice of the PRC to issue legal opinions in relation to the above matters in accordance with the published and publicly available PRC laws, regulations, rules and judicial interpretations announced by the PRC Supreme People’s Court (collectively the “PRC Laws”), such licenses and authorization of which have not been revoked, suspended, restricted, or limited in any manner whatsoever.

A.	Documents and Assumptions

In rendering this opinion, we have carried out due diligence and examined copies of the Registration Statement and other documents (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by the relevant Governmental Agencies (as defined below) and appropriate representatives of the Company and its PRC subsidiaries (as defined below). In giving this opinion, we have made the following assumptions (the “Assumptions”):

(1)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(2)	each of the parties to the Documents, other than its PRC subsidiaries, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, (ii) if an individual, has full capacity for civil conduct; each of them, other than the Company’s PRC subsidiaries, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(3)	the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(4)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5)	all requested Documents have been provided to us and all factual statements made to us by the Company and its PRC subsidiaries in connection with this opinion, including but not limited to the statements set forth in the Documents, are true, correct and complete;

(6)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true and correct;

(7)	each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws other than PRC Laws in any and all respects;

(8)	all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Registration Statement and other Documents have been obtained or made, and are in full force and effect as of the date thereof; and

(9)	all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or its PRC subsidiaries from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

In addition, we have assumed and have not verified the truthfulness, accuracy and completeness as to factual matters of each Document we have reviewed.

B.	Definitions

Unless the context of this opinion otherwise provides, the following terms in this opinion shall have the meanings set forth below:

“Governmental Agency”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC.

“Governmental Authorization”	means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws.

“Guidance Rules and Notice”	means the Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Administrative Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions circulated by CSRC on February 17, 2023 on CSRC’s official website.

“New M&A Rules”	means the Provisions on Merging and Acquiring Domestic Enterprises by Foreign Investors, which was promulgated by six Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the SAFE, on August 8, 2006 and effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“Qingdao SOS” or “WFOE”	means Qingdao SOS Investment Management Co., Ltd., a limited liability company formed in the PRC.

“SAFE”	means the State Administration of Foreign Exchange of the PRC.

“Trial Administrative Measures”	means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises issued by CSRC on February 17, 2023, which became effective on March 31, 2023.

Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Statement.

C.	Opinion

Based upon the foregoing, we are of the opinion that:

1. With respect to the Corporate Structure

Based on our understanding of the currently published and effective PRC Laws, the ownership structure of the Company’s PRC subsidiaries, both currently and immediately after giving effect to this Offering, will not result in any violation of applicable PRC Laws currently in effect in any material aspects.

2. With respect to the New M&A Rules

The New M&A Rules, among other things, purport to require CSRC approval prior to the listing and trading on an overseas stock exchange of the securities of an offshore special purpose vehicle established or controlled directly or indirectly by PRC companies or individuals and formed for the purpose of overseas listing through the acquisition of PRC domestic interests held by such PRC companies or individuals. Based on our understanding of the explicit provisions under PRC Laws, except as disclosed in the Registration Statement (including the statements made in connection with the Trial Administrative Measures and Guidance Rules and Notice), and assuming no offer, issuance or sale of the Ordinary Shares has been or will be made directly or indirectly within the PRC, a prior approval from the CSRC as required under the New M&A Rule is not required for the Offering. However, there are substantial uncertainties regarding the interpretation and application of the New M&A Rules, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any Governmental Agency will not take a view that is contrary to or otherwise different from our opinions stated herein.

3. Taxation

The statements set forth under the caption “Taxation” in the Prospectus, insofar as they constitute statements of PRC tax law, are accurate in all material respects and that such statements constitute our opinion, and insofar as related to PRC Laws nothing has been omitted from such statements which would make the same misleading in all material respects.

4. Enforceability of Civil Procedures

There is uncertainty as to whether the PRC courts would (i) recognize or enforce judgments of United States courts obtained against the Company or the directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against the Company or the directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of written reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

5. Statements in the Prospectus

The statements in the Prospectus under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Enforceability of Civil Liabilities,” “Use of Proceeds,” “Regulations,” “Management,” “Taxation,” “Dividend Policy,” and “Legal Matters,” insofar as such statements constitute summaries of the PRC legal matters, documents or proceedings referred to therein, in each case to the extent, and only to the extent, governed by PRC Laws, fairly present the information and summarize in all material respects the matters referred to therein; and such statements are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

(1)	Our opinions are limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2)	PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3)	Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4)	Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5)	This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries. The interpretation and implementation of these laws and regulations are subject to the discretion of the competent Governmental Agency.

(6)	The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, its PRC subsidiaries and Governmental Agencies.

(7)	We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or its PRC subsidiaries or the rendering of this opinion.

(8)	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

D.	Consent

We hereby consent to the use of our name under the captions “Prospectus Summary,” “Risk Factors,” “Enforceability of Civil Liabilities,” “Taxation,” “Legal Matters,” and elsewhere in the Registration Statement.

This opinion letter relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws referred to herein are laws currently in force as of the date of this opinion letter and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

This opinion is given for the benefit of the addressee hereof in connection with this Offering. We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Very truly yours,

/s/ Hebei Changjun Law Office
Hebei Changjun Law Office

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